Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Global FinTech Holdings LTD.

Tortola, British Virgin Islands

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated April 13, 2018, relating to the consolidated financial statements of MICT, Inc. (formerly known as Micronet Enertec Technologies, Inc.) (“the Company”), appearing in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, and which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Ziv Haft
Ziv Haft
Certified Public Accountants (Isr.)
BDO Member Firm

Tel Aviv, Israel

February 4, 2019